Guaranty Federal BANCSHARES, INC	Exhibit 99.1 For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

SPRINGFIELD, MO – (July 16, 2008) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its quarter ended June 30, 2008:

Second Quarter 2008 Financial Results

•	Total assets increased $104.9 million, or 19%, from December 31, 2007
•	Total net loans increased $42.7 million, or 8%, from December 31, 2007
•	Total investments increased $51.6 million, or 266%, from December 31, 2007
•	Total deposits increased $28.5 million, or 7%, from December 31, 2007
•	Diluted earnings per share was $.26 for the quarter

The Company today announces that earnings for the second quarter ended June 30, 2008 were $.26 per diluted share, or $681,000, an increase of 13% from the $.23 per diluted share during the first quarter ended March 31, 2008.  This was a decrease of 48% from the $.50 per diluted share, or $1,416,000, the Company earned during the second quarter of the prior year.

The decline in net income and earnings per share over the prior year quarter were attributable to several factors:
•
The decline in the Company’s net interest margin negatively impacted earnings during the second quarter.  This was due to the Federal Reserve’s drastic interest rate cuts beginning in the fourth quarter of 2007 and ending in the second quarter of 2008.  The Federal Reserve has made interest rate cuts of 3.25% since September 2007 that have dramatically impacted the Company’s yield on loans which are tied to the prime rate.  Generally, rate cuts affect the yields on floating rate loans immediately, but the Company experiences a lagging decline in its cost of funding due to the current “asset-sensitive” structure of the balance sheet.

•
The Company has increased its provision for loan losses by $430,000 during the quarter (205% over the prior year quarter) to compensate for significant loan growth and continued concerns over the local and national economy.

•
Non-interest income decreased 37%, primarily due to the Company’s loss of income from the sale of shares of its available-for-sale Freddie Mac (FRE) equity investment.  Due to the national real estate crisis, FRE suffered a significant financial downturn beginning in the third quarter of 2007, which has resulted in a sharp decline in the stock price.  Because of this, the Company suspended divesting of FRE shares in the fourth quarter of 2007.  This income accounted for $193,355 or 15% of non-interest income in the prior year second quarter.  Also, the Company experienced modest declines in non-sufficient funds income and income from sales of mortgage loans during the quarter.  This can be attributed primarily to the decline in the local economy and housing market.

•
Non-interest expense increased 7%, primarily due to the increased personnel costs incurred from hiring several key associates throughout fiscal year 2007 in the areas of commercial lending, corporate services, human resources, marketing and internal audit.  Also, in 2007, the Federal Deposit Insurance Corporation increased its assessments of insurance premiums on all insured institutions.  Because of credits available to the Company for 2007, these increased costs were not owed by the Company until the first quarter of 2008.  For the quarter, these assessment premiums increased $51,917 or 491% over the prior year quarter.

“The combined impact of net interest margin compression from the Fed’s dramatic rate reductions and the higher credit costs associated with the problems in the residential real estate markets were the key factors in our decline in earnings over 2007,” said Shaun Burke, President and CEO. “Although earnings are down, we continue to achieve growth and diversification in our earning assets and solid core deposit growth – key components of our long-term initiatives.  Our current focus is to prudently provide credit and other banking services to our customers while closely monitoring the portions of our portfolio impacted by the current economic challenges.”

“Our capital position is strong and remains above the regulatory “well-capitalized” levels and we are confident that our seasoned staff can successfully navigate the immediate challenges of the slowing economy while remaining focused on the long-term initiatives that will build shareholder value,” commented Burke.

On August 20, 2007, the Company reinforced its history of enhancing shareholder value by announcing a plan to repurchase up to 350,000 shares of its common stock.  During the second quarter, the Company purchased 40,887 shares at an average cost of $23.34 per share.  As of June 30, 2008, 149,723 shares had been repurchased by the Company pursuant to this repurchase plan at an average cost of $27.30 per share.

On June 26, 2008, the Company declared a quarterly cash dividend of $0.18 per share.  This dividend was the 34th consecutive paid since the Company was formed in December 1997.  During this period the Company paid nine consecutive semi-annual dividends followed by 25 consecutive quarterly dividends.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 99 area ATMs and over 700 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,925	$9,137	$18,156	$18,703
Total interest expense	4,812	5,028	10,013	9,975
Provision for loan losses	640	210	1,460	420
Net interest income after provision for loan losses	3,473	3,899	6,683	8,308
Noninterest income	820	1,301	1,702	2,522
Noninterest expense	3,213	2,996	6,314	5,870

Income before income tax	1,080	2,204	2,071	4,960
Income tax expense	399	788	773	1,791

Net income	$681	$1,416	$1,298	$3,169
Net income per share-basic	$0.26	$0.51	$0.50	$1.15
Net income per share-diluted	$0.26	$0.50	$0.49	$1.12

Annualized return on average assets	0.43%	1.11%	0.42%	1.24%
Annualized return on average equity	6.36%	12.20%	6.03%	13.79%
Net interest margin	2.67%	3.36%	2.74%	3.76%

		As of	As of
Financial Condition Data:		30-Jun-08	31-Dec-07

Cash and cash equivalents		$18,228	$12,046
Investments		70,977	19,400
Loans, net of allowance for loan losses 6/30/2008 - $5,755; 12/31/2007 - $5,963		558,911	516,242
Other assets		22,581	18,090
Total assets		$670,697	$565,778

Deposits		$446,726	$418,191
FHLB advances		123,436	76,086
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	9,849
Other liabilities		4,822	3,500
Total liabilities		630,199	523,091
Stockholder's equity		40,498	42,687
Total liabilities and stockholder equity		$670,697	$565,778

Equity to assets ratio		6.04%	7.54%
Book value per share		$15.58	$16.37
Non performing assets		$9,780	$7,981